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                                                     EXHIBIT 16

                    IN THE UNITED STATES DISTRICT COURT
                   FOR THE WESTERN DISTRICT OF VIRGINIA
                           Harrisonburg Division

____________________________________
WLR FOODS, INC.                     )
                                    )
            Plaintiff,              )
                                    )
v.                                  )
                                    )
TYSON FOODS, INC.,                  )
                                    )
            Defendant,              )
                                    )
and                                 )
                                    )
TYSON FOODS, INC.,                  )
                                    )  Civil Action No. 94-0012(H)
            Counterclaimant,        )
                                    )
v.                                  )
                                    )
WLR FOODS, INC.,                    )
                                    )
            Counterclaim-           )
            Defendant,              )
                                    )
and                                 )
GEORGE E. BRYAN,                    )
CHARLES L. CAMPBELL,                )
STEPHEN W. CUSTER,                  )
CALVIN G. GERMROTH,                 )
WILLIAM H. GROSECLOSE,              )
J. CRAIG HOTT,                      )
JAMES L. KEELER,                    )
HERMAN D. MASON,                    )
CHARLES W. WAMPLER, JR.,            )
WILLIAM D. WAMPLER,                 )
                                    )
            Additional Counter-     )
            Claim Defendants.       )
____________________________________)

                        ANSWER, AFFIRMATIVE DEFENSES
                   AND COUNTERCLAIMS OF TYSON FOODS, INC.

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                                   ANSWER

      Defendant Tyson Foods, Inc. ("Tyson"), by counsel, answers WLR Foods,

Inc.'s ("WLR") Amended Complaint as follows:



      1.  Admits that the Amended Complaint purports to seek declaratory judgment regarding the "Rights Plan" as that term is defined in the Amended

Complaint.  The remaining allegations are legal conclusions which do not require a response.  To the extent a response is required, Tyson denies them.

      2.  Admits that the Amended Complaint purports to seek a declaration that

Article 14, Va. Code Secs. 13.1-725 et seq. and Article 14.1, Va. Code Secs.

13.1-728.1 et seq. of Virginia's Stock Corporation Act are constitutional under the Virginia and United States Constitutions.  The remaining allegations are legal conclusions which do not require a response.  To the extent a response is required, Tyson denies them.

      3.  Denies, except to the extent the allegations constitute legal conclusions which require no response.

      4.  Admits.

      5.  Admits.

      6.  Admits that Tyson believes a basis may exist for challenging the validity of measures such as the Rights Plan.  Tyson denies the remaining allegations, except to the

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extent that the letter dated January 24, 1994 is quoted accurately.

      7.  Admits that Tyson believes basis may exist for challenging the validity of provisions of Virginia's Stock Corporation Act.  Tyson denies the remaining allegations, except to the extent the letter dated January

24, 1994 is quoted accurately.

      8.  Admits.

      9.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      10.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      11.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      12.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      13.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      14.  Denies, except to the extent that the letter dated January 24,

1994 is quoted accurately.

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      15.  Admits that Tyson is aware that the Board of Directors of WLR adopted a "Shareholders Rights Plan." Tyson is without sufficient information to admit or deny the remaining allegations and therefore denies them.

      16.  Admits that Tyson is aware that the WLR Board of Directors adopted a "Shareholders Rights Plan."  Tyson refers to the full text of the

"Shareholders Rights Plan" for its content.

      17.  Admits that Tyson is aware that the WLR Board of Directors adopted a "Shareholders Rights Plan."  Tyson refers to the full text of the

"Shareholder Rights Plan" for its content.

      18.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      19.  Tyson is without knowledge or information sufficient to form a belief as to the truth of the allegations relating to WLR's belief.  Tyson denies the remaining allegations except to the extent that the allegations constitute legal conclusions to which no response is required.

      20.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

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      21.  Denies, except to the extent that the allegations constitute legal conclusions to which no response is required.

      22.  The remaining allegations are a demand for relief to which no response is required.  To the extent a response is required; Tyson denies them.

      23.  Tyson denies every allegation not specifically admitted.



                            AFFIRMATIVE DEFENSES

      1.  The Amended Complaint fails to state a claim upon which relief may be granted.

      2.  WLR is guilty of unclean hands.

      3.  The claims pleaded are barred by the doctrine of estoppel.

      4.  The claims pleaded are barred by the doctrine of illegality.

      5.  The claims pleaded are barred by WLR's fraud, which is set forth in the Counterclaims.



                               COUNTERCLAIMS

      Counterclaim plaintiff Tyson, by counsel, states as its

counterclaims:

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                                The Parties

      1.  Tyson is a Delaware corporation with its principal place of business in Arkansas.  Tyson has operations throughout the United States,

including facilities in the Commonwealth of Virginia.  At all relevant times, Tyson owned shares of WLR.  Tyson purchased additional shares at times during the relevant period.

      2.  WLR is a Virginia corporation with its principal place of business in Rockingham County, Virginia.  Shares of WLR's common stock are publicly traded on the NASDAQ National Market System.

      3.  George E. Bryan, Charles L. Campbell, Stephen W. Custer, Calvin

G. Germroth, William H. Groseclose, J. Craig Hott, James L. Keeler, Herman

D. Mason, Charles W. Wampler, Jr., and William D. Wampler "("Directors")

are members of the WLR Board of Directors.



                           Jurisdiction and Venue

      4.  This Court has subject matter jurisdiction over these

counterclaims pursuant to:

            (a) 28 U.S.C. Sec. 1331 because the matter in controversy arises under the United States Constitution and the laws of the United States;

            (b) 28 U.S.C. Sec. 1332 because there is complete diversity of citizenship between the counterclaim plaintiff and the counterclaim defendants and the amount in

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controversy, exclusive of interest and costs, exceeds $50,000;

            (c) 28 U.S.C. Sec. 1337(a) because the action arises under an act of

Congress regulating commerce;

            (e) 28 U.S.C. Sec. 1367 under the principles of supplemental

Jurisdiction.



                             Factual Background

      5.  On January 24, 1994, Tyson sent a letter to the Board of

Directors of WLR proposing a merger of WLR with Tyson (or a subsidiary of

Tyson).  Tyson's merger offer proposed to pay WLR shareholders $30.00 per share in cash for each of their shares.  This offer represented a premium to WLR shareholders of approximately $110 million or 56% over the pre-offer market share price for WLR stock.  Tyson requested a response to its

January 24th letter by close of business on February 4, 1994.  No response from WLR was received by that time.

      6.  On January 25, 1994, James L. Keeler sent a letter on behalf of the Directors to WLR shareholders in which WLR promised to "keep you posted on important corporate developments."

      7.  On February 4, 1994, the WLR Board held a meeting in which they rejected Tyson's proposal.  At that February 4 meeting, WLR's board took a series of actions designed to erect numerous barriers that would insulate

WLR from any

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acquisition not approved by the WLR board.  Through its actions, WLR's board attempted to impose its will on WLR's shareholders, by eliminating any opportunity for those shareholders to exercise their shareholder rights thereby attempting to deprive them of the benefits of an acquisition proposal from Tyson or any other third party not endorsed by the Board of

Directors.

      8.  Specifically, at the February 4, 1994 Board meeting, the

Directors:

            (a) adopted a Shareholder Rights Agreement ("Poison Pill");

            (b) adopted certain executive severance arrangements ("Golden

Parachutes");

            (c) adopted certain severance packages for salaried and hourly employees ("Other Parachutes");

            (d) amended the corporate bylaws of WLR relating to the roles that the Chairman and Vice Chairman of WLR play as officers to enhance management's voting power to block Tyson's merger proposal;

            (e) took actions which denied WLR's disinterested shareholders the opportunities to consider Tyson's proposal; and

            (f) purported to terminate the employment of a number of WLR officers, while at the same time promising to expend substantial sums for the benefit of those officers in

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the future, again to enhance management's voting power to block Tyson's merger proposal.

            These actions are described in WLR's Form 10-Q for the

quarterly period ending January 1, 1994, which was filed with the

Securities and Exchange Commission on February 15, 1994 ("Form 10-Q").

      9.  Pursuant to the Poison Pill, the Board of Directors of WLR

declared, among other provisions, that a dividend of one "Right" per outstanding share of WLR stock be issued to WLR stockholders.

      10.  The Poison Pill provides that it is triggered, or "flips-in,"

when any person acquires voting control of 15% or more of the outstanding

Common Stock of WLR.  Once triggered, the Poison Pill provides that the

Rights owned by the acquiring person are automatically void, and all other

Rights holders automatically may purchase for shares of Common Stock in WLR at half the market price.  The Board of Directors of WLR may redeem the

Rights at anytime before the flip-in trigger occurs for $0.01 per Right.

      11.  The Poison Pill adopted by the Board of Directors of WLR makes any acquisition of more than 15% of the shares of WLR prohibitively expensive to any prospective acquirors.  In addition to imposing a severe financial penalty on a potential acquiror, the "flip-in" of the Poison Pill would cut that potential acquiror's voting rights almost in half.  As a result, the adoption of the Poison Pill has the effect

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of deterring any takeover offers for WLR except those that are approved by the Board of Directors of WLR.  Through their adoption of the Poison Pill,

the Board of Directors of WLR have entrenched themselves and the present officers of WLR in their positions, and at the same time have deprived

WLR's shareholders of the opportunity to consider lucrative offers for their shares.

      12.  The Golden Parachutes fall into at least three categories.  In the first category is James L. Keeler, President and Chief Executive

Officer of WLR.  If Keeler decides to leave WLR during a specified period after a "Change of Control" (as that term is defined in the Golden

Parachutes) in WLR, Keeler will receive three times his total compensation,

including base salary, bonuses, and deferred compensation.  In addition,

Keeler would receive a cash payment equivalent to the value of his stock options which are not vested at the time of the Change of Control, and his fringe benefits such as health insurance will be extended for three years.

The Board provided that Keeler's compensation will be "grossed up" if necessary to ensure this level of compensation is received by Keeler as a net amount and any taxes ordinarily paid by Keeler will be borne by WLR.

Under Federal tax law, however, a substantial portion of those payments may not be deducted by WLR for federal income tax purposes.

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      13.  In the second category of Golden Parachutes are Delbert L.

Seitz, Chief Financial Officer, Secretary, and Treasurer of WLR, and James

L. Mason, President of Wampler-Longacre, Inc., a subsidiary of WLR.  The terms of Messrs. Seitz' and Mason's Golden Parachutes are identical to those of Mr. Keeler's Golden Parachute, including the "gross up" provision,

except that they do not include deferred compensation.

      14.  The third category of Golden Parachutes provide certain executives with a payment equal to 150% of their annual compensation (base salary plus bonuses) if the individual is terminated after a "Change in

Control." The individuals in the third category will also receive a cash payment equivalent to the value of their stock options which are not vested at the time of the Change of Control and their fringe benefits, such as health insurance, will be extended for one and one-half years.  Again,

where applicable, these benefits will be "grossed up" at WLR's expense.

      15.  The terms of the Other Parachutes are not disclosed in the 10Q,

thereby depriving Tyson and the other shareholders from learning the true cost to WLR of these precipitous acts by the Directors.  Also, because of the gross-up provisions of the Golden Parachutes, the shareholders are further deprived of learning information

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about the true cost to WLR caused by the Directors' self-serving actions.

      16.  The Golden Parachutes adopted by the Board of Directors of WLR provide for extremely lucrative financial benefits to WLR's present management, a number of whom presently are members of WLR's Board of

Directors.  At the same time, the Golden Parachutes and Other Parachutes adopted by the Board of Directors make any acquisition of WLR considerably more expensive, and thereby reduce the likelihood of any such acquisition,

or at the least reduce the price that WLR's shareholders might receive as a result of any such acquisition.  WLR has never disclosed the true financial cost of the Golden Parachutes and Other Parachutes that it has conferred on its officers and employees.  These costs, which cannot be calculated based on available information run into an indeterminable number of millions of dollars.

      17.  In addition, the WLR Board adopted a bylaw that provides that the record date for any special meeting held pursuant to the Virginia

Control Share Acquisitions statute will be the day on which an Acquiring

Person (as defined by the statute) requests such a meeting.  Other provisions of the Virginia Control Share Acquisitions statute regarding the timing of such a meeting, and the solicitations that may precede such a meeting, make it extremely difficult for any third party to prevail against management at such a meeting.

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The bylaw adopted by the Board compounds any such third party's problems because it maintains voting rights for numerous shareholders who will have sold their shares to purchasers who will not have had advance knowledge of a record date.  Accordingly, the purchasing shareholders will be disenfranchised at a special meeting held pursuant to the Control Share

Acquisitions statute.  On the other hand, the selling shareholders who will maintain their voting rights will have little incentive to vote at all.

Such non-voters would be counted against the third party, and in favor of management.  The bylaw, in combination with other provisions of the

Virginia Control Share Acquisitions statute, make it extremely unlikely that a third party could effectively make its case to WLR's shareholders in connection with a meeting, and thereby eliminates the possibility that

WLR's shareholders will have the opportunity to participate in a fair referendum with respect to a third party's participation in WLR'S future.

Moreover, in light of the bylaw adopted by WLR, the operation of the

Virginia Control Share Acquisitions statute would conflict with the operation of federal law regarding the solicitation of proxies.

      18.  Also on February 4, 1994, the Directors amended the corporate

Bylaws purporting to "clarify" that the roles of the Chairman of the Board and the Vice Chairman of the Board are officers of the Board, not of WLR.

Notwithstanding this supposed "clarification", in truth and

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in fact, both the Chairman and the Vice Chairman of the Board have always acted as officers of WLR, as well as to WLR's Board.  Simultaneously, two members of the Board, William D. Wampler and George E. Bryan resigned as

Senior Vice Presidents; and Charles W. Wampler, Jr., Herman D. Mason,

William D. Wampler, and George E. Bryan, the four of whom who control well in excess of 10% of the shares of WLR, resigned as employees of WLR but remained as directors.

      19.  The sole motive for the actions described in paragraph 18 was to circumvent the fundamental purpose of the Control Share Acquisitions statute which is to leave solely to the disinterested shareholders the decision whether "interested" shareholders will have a right to vote on a transaction.  These cynical acts by the Directors are intended directly to dilute the voting power of the disinterested shareholders, allowing these four directors the opportunity to vote their shares, totalling well in excess of 10% of the outstanding voting shares of WLR, while at the same time barring Tyson from exercising its voting rights, all in direct violation of the plain intent of the statute.  The effect of the Board's actions is compounded by the fact that under the Control Share Acquisitions statute, Tyson will be unable to vote its shares, thereby enhancing the voting rights of the remaining shareholders.  Thus, unless the Board's actions are rescinded, its own officers who have a plain interest in the outcome of a special

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meeting called pursuant to the Control Share Acquisitions Act, will have enhanced voting power because of the statute's provision that Tyson will not be able to vote its own shares at such a meeting.

      20.  On February 6, 1994, defendant Charles W. Wampler, Jr., Chairman of WLR, sent a letter to the Chairman of the Board of Directors of Tyson reporting that the WLR Board unanimously rejected Tyson's offer of merger.

      21.  By letter dated February 6, 1994, WLR announced to the public that on February 4, 1994 the Directors rejected Tyson's January 24, 1994 merger proposal.

      22.  Also on February 6, 1994, the Directors sent a letter to WLR's shareholders describing the Poison Pill.

      23.  None of the February 6, 1994 letters nor any other voluntary communication revealed the actions taken by the Board of Directors of WLR that are described in paragraphs 8 (b)-(e), 12-14 or 17-18.

      24.  These actions were only made public through the compulsory filing of the Form 10-Q, eleven days after the fact.



                                  Count I

      25.  Tyson realleges paragraphs 1-24.

      26.  In its Amended Complaint, WLR seeks a declaration that the

Virginia Affiliated Transactions Statute is constitutional.

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      27.  On its face and as applied, the Virginia Affiliated Transactions

Statute essentially gives a Virginia corporation's pre-existing board of directors de facto veto power over mergers and therefore thwarts shareholder democracy and burdens interstate commerce.

      28.  By denying a meaningful opportunity for success by any possibly interested merger partner other than one receiving the pre-existing board's approval, the Virginia Affiliated Transactions statute on its face and as applied:

            (a)  is preempted by the Williams Act and therefore violates the Supremacy Clause of the United States Constitution;

            (b)  violates the Commerce Clause of the United States

Constitution.

      29.  The unconstitutionality of the Virginia Affiliated Transactions

Statute has injured and continues to injure Tyson because it:

            (a)  diminishes the value of Tyson's shares in WLR; and

            (b)  may affect Tyson's ability to merge with WLR.



                                  Count II

      30.  Tyson incorporates paragraphs 1-24.

      31.  The Virginia Control Share Acquisitions statute defines

"interested shares" in pertinent part as the shares of a corporation subject to the statute, the voting of which

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may be exercised or directed by (a) an acquiror with respect to a control share acquisition; (b) any officer of a corporation subject to the statute;

and (c) any employee of a corporation subject to the statute who is also a director of the corporation. Va. Code Sec. 13.1-728.1.

      32.  Among other things, the Virginia Control Share Acquisitions statute provides that shares acquired in a control share acquisition, as that term is defined by the statute, shall have no voting rights unless voting rights are granted by resolution adopted by a majority of all the votes which could be cast in an election of directors by all outstanding shares, other than "interested shares," which are not entitled to vote on the matter.  Va. Code Sec. 13.1-728.3(A)-(B).

      33.  The actions taken by the WLR Board of Directors on February 4,

1994, including (a) the amendments made to the WLR corporate bylaws relating to the roles that the Chairman and Vice Chairman play as officers of the corporation; (b) the resignations of Additional Counterclaim

Defendants William D. Wampler and George E. Bryan as Senior

Vice-Presidents; and (c) the termination of compensation from WLR to

Additional Counterclaim Defendants Charles W. Wampler, Jr., Herman D.

Mason, William D. Wampler, and George E. Bryan, were intended to circumvent the clear purpose of the statute by allowing "interested shares" owned

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by "management" to vote in a manner prohibited by Va. Code Sec. 13.1-728.3(B).

      34.  Notwithstanding the actions taken by the WLR Board described in paragraph 18, the shares owned or controlled by Additional Counterclaim

Defendants W. Wampler, C. Wampler, Bryan and Mason are "interested shares"

under the Virginia Control Share Acquisitions statute.

      35.  An actual controversy exists concerning whether the shares owned or controlled by Additional Counterclaim Defendants W. Wampler, C. Wampler,

Bryan and Mason are "interested shares" prohibited from voting on a resolution to extend voting rights to shares acquired in a control share acquisition as provided by Va. Code Sec. 13.1-728.3(A).

      36.  Similarly, if the Court determines that the bylaw described above in paragraph 18 is not rescinded, then such statute as applied:

            (a)  is preempted by federal proxy law developed under Section

14 of the Securities Exchange Act of 1934 and thereby violates the

Supremacy Clause of the United States Constitution; and,

            (b)  violates the Commerce Clause of the United States

Constitution.

      37.  In the event the Directors' actions described in paragraph 15 are not rescinded, Tyson is entitled to a declaratory judgment, pursuant to

28 U.S.C. Sec. 2201, that all WLR shares owned directly, indirectly or beneficially, by

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Additional Counterclaim Defendants W. Wampler, C. Wampler, Bryan and Mason,

are "interested shares" under the Virginia Control Share Acquisitions statute and accordingly may not be voted in the referendum provided by the statute.

      38.  Alternatively, if the Court determines that the shares owned directly, indirectly or beneficially, by Additional Counterclaim Defendants

W. Wampler, C. Wampler, Bryan and Mason, are not "interested shares" under the Virginia Control Share Acquisitions statute, then such statute as applied:

            (a)  is preempted by the Williams Act and therefore violates the Supremacy Clause of the United States Constitution;

            (b)  violates the Commerce Clause of the United States

Constitution.

      39.  The unconstitutionality of the Virginia Control Share

Acquisitions statute as applied has injured and continues to injure Tyson because it:

            (a)  diminishes the value of Tyson's shares in WLR; and

            (b)  may affect Tyson's ability to merge with WLR.



                                 Count III

      40.  Tyson realleges paragraphs 1-24.

      41.  The operation of the Virginia Affiliated Transactions Statute,

the Virginia Control Share

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Acquisitions statute, and Va. Code Sec. 13.1-646, taken together, on their face and as applied, gives a Virginia corporation's pre-existing board of directors a de facto veto power over mergers, and therefore thwarts shareholder democracy and burden interstate commerce by, among other things:

            (a)  allowing intransigent management to manipulate the record date for determining stock ownership to deprive shareholders of the ability to vote their shares in a fully informed and meaningful way;

            (b)  discouraging shareholders from voting their stock by

permitting a discriminatory poison pill to be adopted in the face of a noncoercive proposal, particularly when combined with the manipulation of these statutes by the Board as in this case;

            (c)  frustrating the full purposes and objectives of Congress in enacting the Williams Act by giving intransigent management the ability to impede a noncoercive proposal without consulting shareholders; and

            (d)  impermissibly tilting the balance between management and an acquiror in the context of a noncoercive proposal.

      42.  By denying a meaningful opportunity for success by any possibly interested merger partner in the face of intransigent management, the operation of the Virginia Affiliated Transaction statute, the Virginia

Control Share

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Acquisitions statute, and Va. Code Sec. 13.1-646, taken together, on their face and as applied,

            (a)  are preempted by the Williams Act and therefore violate the Supremacy Clause of the United States Constitution;

            (b)  violate the Commerce Clause of the United States

Constitution.

      43.  The unconstitutionality of these Virginia statutes have injured and continue to injure Tyson because they:

            (a)  diminish the value of Tyson's shares in WLR; and

            (b)  may affect Tyson's ability to merge with WLR.



                                  Count IV

      44.  Tyson realleges paragraphs 1-24.

      45.  The Directors have fiduciary duties and a duty of loyalty to

WLR's shareholders and others.

      46.  The actions described in paragraphs 7-18 violate these fiduciary duties; are contrary to the interests of WLR's shareholders; and are intended to entrench WLR's present management in its positions at WLR by making an acquisition by Tyson or any other third party practically impossible, all for the purpose of protecting existing management and depriving shareholders the opportunity to consider a non-coercive proposal.

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      Specifically, the actions taken by the Board of Directors of WLR:

            (a)  allow intransigent management to manipulate the Record

Date of stock ownership to deprive shareholders of the ability to vote their stock;

            (b)  discourage shareholders from voting their shares by

permitting a discriminatory poison pill to be adopted in the face of a noncoercive proposal;

            (c)  frustrate the full purposes and objectives of Congress in enacting the Williams Act by giving intransigent management the ability to defeat a noncoercive proposal without consulting shareholders;

            (d)  impermissibly tilt the balance between management and a potential acquiror in the context of a noncoercive proposal;

            (e)  burden WLR with increased and undisclosed costs through operation of the Golden and Other Parachutes;

            (f)  manipulate WLR's Bylaws and the status of WLR's officers solely for the purpose of entrenching existing management;

            (g)  fail to disclose Board action to the shareholders in a timely and meaningful way; and

            (h)  establish a series of corporate artifices in an attempt to deprive the shareholders of the opportunity to consider the Tyson proposal in a fully-informed manner.

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      47.  These violations have injured and continue to injure Tyson because they:

            (a)  diminish the value of Tyson's shares in WLR; and

            (b)  may affect Tyson's ability to merge with WLR.



                             Irreparable Injury

      48.  Unless preliminary and permanent injunctive relief is granted,

Tyson will be irreparably harmed because it will be denied the opportunity to have its proposal freely and fairly considered by WLR's shareholders,

and WLR's shareholders will be irreparably harmed because they will be denied the opportunity to consider and, if they so choose, to accept

Tyson's proposal.

      49.  Unless preliminary and permanent injunctive relief is granted,

Tyson will be irreparably harmed in at least the following additional respects:

            (a)  Tyson will be denied a meaningful opportunity to

consummate the proposal;

            (b)  WLR's management will hold a decided and unlawful

advantage in opposing Tyson's proposal;

            (c)  Tyson will be compelled to terminate its efforts to

acquire control of WLR due to the economic and financial uncertainties posed by the Virginia statutes, the Poison Pill, the Golden Parachutes, the

Other Parachutes, and the Board's other actions described above;

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            (d)  WLR's shareholders will be discouraged from tendering their shares to Tyson because of the economic and financial uncertainty created by the Virginia statutes, the Poison Pill, the Golden Parachutes,

the Other Parachutes, and the Board's other actions described above;

            (e)  Tyson will be deprived of the opportunity to acquire

control of WLR, a unique business;

            (f)  Tyson will suffer a massive dilution of its equity and voting interest in WLR, pursuant to a discriminatory, unlawful, and ultra vires Poison Pill; and

            (g)  Tyson will be subjected to unnecessary and unreasonable delay in obtaining the approval of any business combination by the incumbent Board of Directors and management, which could prevent it from consummating an acquisition of WLR.

      50.  Unless preliminary and permanent injunctive relief is granted,

WLR's shareholders, including any residing in the Commonwealth of Virginia,

will be irreparably harmed by losing their right to sell their shares to

Tyson at a premium.

      51.  The foregoing circumstances constitute deprivation of Tyson's rights under the Williams Act, the United States Constitution, and the laws of the Commonwealth of Virginia, and will result in irreparable injury to

Tyson, to WLR shareholders, and to the investing public.

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                               Relief Sought

      52.  Tyson has no adequate remedy at law.

      53.  Tyson seeks a declaration that:

            (a)  the Virginia Affiliated Transactions statute (Va. Code

Sec. 13.1-725 et seq.) on its face and as applied is unconstitutional;

            (b)  the Control Share Acquisitions Statute (Va. Code

Sec. 13.1-728.1, et. seq.) as applied is unconstitutional;

            (c)  Section 13.1-646 of the Virginia Stock Corporation Act as

applied is unconstitutional;

            (d)  the Directors breached their fiduciary duties and duty of loyalty in taking the actions described in the Counterclaims;

            (e)  the Poison Pill, Golden Parachutes and Other Parachutes

are invalid;

            (f)  notwithstanding the actions taken by the WLR Board

described in paragraph 18, the shares owned by Additional Counterclaim

Defendants W. Wampler, C. Wampler, Bryan and Mason are "interested shares"

under the Virginia Control Share Acquisitions Statute.

      54.  Tyson seeks to temporarily, preliminarily and permanently:

            (a)  enjoin defendants from taking any action invoking the terms of the Virginia Affiliated Transactions and Control Share

Acquisitions statutes;

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



            (b)  enjoin defendants from taking any action in furtherance of the Poison Pill, Golden Parachutes or Other Parachutes;

            (c)  directing the Directors to rescind the actions described in paragraphs 8-18;

            (d)  directing the Directors to redeem the Poison Pill;

            (e)  directing the individuals identified in paragraph 18 to rescind the transactions described in paragraph 18.

            (f)  directing the Directors to rescind the bylaw described above in paragraph 18, or in the alternative enjoin the operation of such bylaw.

      55.  Tyson seeks such other and further relief as this Court may deem just and proper, including its costs and attorney's fees.

                        Respectfully submitted,

                        TYSON FOODS, INC.



                        BY: /s/ R. Craig Wood



                              Of Counsel

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

James L. Sanderlin (VSB #05878)
Thomas E. Spahn (VSB #17411)
Thomas F. Farrell, II (VSB #19109)
R. Craig Wood (VSB #24264)
McGUIRE, WOODS, BATTLE & BOOTHE
One James Center
901 East Cary Street
Richmond, VA 23219
(804) 775-1000

Russell E. Brooks
MILBANK, TWEED, HADLEY & McCLOY
1 Chase Manhattan Plaza
New York, NY 10005-1413
(212) 530-5000

James R. Sipe, Esq. (VSB #3742)

LITTEN & SIPE
Post Office Box 712
410 Neff Avenue
Harrisonburg, VA 22801
(703) 434-5353

Attorneys for Defendant and
  Counterclaimant, Tyson Foods, Inc.


                        CERTIFICATE OF SERVICE

            A copy of this document was mailed on February 25, 1994, to:

                  William R. Norfolk, Esq.
                  SULLIVAN & CROMWELL
                  125 Broad Street
                  New York, NY 10004

                  Douglas L. Guynn, Esq.
                  WHARTON, ALDHIZER & WEAVER
                  100 S. Main Street
                  Harrisonburg, VA 22801


                             /s/ R. Craig Wood